[LOGO] Air Industries Group

For Immediate Release

          Air Industries Group Reports Record Revenues, Net Income and
                          EBITDA in Third Quarter 2007

BAY SHORE, NY -- November 16, 2007 -- Air Industries Group, Inc. (OTCBB: AIRI) today announced financial results for the third quarter ended September 30, 2007. The financial results reported by the Company include results from Welding Metallurgy, a metallurgical engineering and welding services provider and manufacturer, from the date of acquisition in August 2007.

Financial Performance Highlights for Third Quarter 2007:

      o     Net Sales Increased to Record $12.8 Million, Up 63.0% from 3Q06
      o     Gross Profit Margin Increased to Record 28%, Up from 19.3% in 3Q06
      o     Gross Profit Increased to Record $3.6 Million, Up 136.1% from 3Q06
      o     EBITDA to Record $1.2 Million, Up 85% from 3Q06
      o     Pre-tax Income to Record $469,355, Up 975.5% from 3Q06
      o     Net Income to Record $422,594 Compared to Prior Year Loss
      o     Current Firm Backlog at Record Level of $50 Million
      o     Fourth Quarter Guidance Reiterated

Corporate Development Highlights for Third Quarter 2007:

      o     New Commercial Customers Added
      o     Engineering and Design Capabilities Enhanced
      o Shipped New Parts for Commercial and Defense Test Programs with Potential Market Value Up to $700 Million
      o     $15 Million Award from Sikorsky Brings Year-to-Date Orders to $75
            Million
      o     Closed Welding Metallurgy Acquisition
      o     Leadership Strengthened at Management and Board Levels

"We are exceptionally proud of the entire Air Industries Group team," said Peter Rettaliata, Chief Executive Office of Air Industries Group. "Our third quarter performance set records for financial performance by the Company. The contributions were derived from each operating area. Net sales were at the highest level in our history, driven by internally generated growth as well as through acquisitions. The aerospace industry is, we believe, in the early stages of a powerful secular growth trend and Air Industries Group should continue to be a beneficiary. Industry trends and the continued execution of our vertically integrated growth strategy should allow us to build on the momentum that we have generated."

Third Quarter 2007 Financial Results

Net sales for the three months ended September 30, 2007 were a record $12,845,821, an increase of 63.0% as compared to $7,883,485 in the same quarter of 2006 and 16.9% from $10,989,536 in the second quarter of 2007. The increase in revenues reflect both organic growth at the Air Industries Machining Corp. subsidiary and the expansion of the Company as a result of recent acquisitions. Third quarter net sales include results from the Sigma Metals subsidiary for the full quarter and contribution from the Welding Metallurgy subsidiary from the time of acquisition in late August through the end of the quarter.

Gross profit in the third quarter 2007 was a record $3,591,483, an increase of 136.1% as compared to $1,521,409 in the same quarter of 2006 and 51.4% from $2,372,838 in the second quarter of 2007. As a percentage of sales, gross margin in the third quarter 2007 was 28.0%, as compared to 19.3% for the same period of 2006 and 21.6% in the second quarter of 2007. The increase in the gross profit as well as gross profit as a percentage of sales for the third quarter of 2007 primarily reflects an improved revenue mix with a higher level of revenue and volume-related manufacturing efficiencies and, to a lesser extent, higher margin contributions from Sigma Metals and Welding Metallurgy revenues.

Selling, general and administrative ("SG&A") expenses for the third quarter were $2,617,134 as compared to $1,284,166 for the same period in 2006 and $2,330,498 in the second quarter 2007. The increase in SG&A reflects the incremental costs associated with expanded management and the addition of overhead expenses relating to the inclusion of recently consummated acquisitions.

The Company reported record net income before provision for income taxes of $469,355 for the three months ended September 30, 2007, as compared to a pre tax profit/loss of ($53,610) for the three months ended September 30, 2006, and a pre tax net loss of ($237,305) in the three months ended June 30, 2007.

Net income for the third quarter of 2007 was a record $422,594, or $0.01 per share, as compared to third quarter 2006 net loss of ($32,000), or ($0.00) per share, and a net loss of ($315,443), or ($0.00) per share, in the second quarter of 2007.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the third quarter 2007 was a record $1,175,388, as compared to $366,155 in the same period of 2006 and $218,819 for the second quarter of 2007.

Air Industries Group considers EBITDA to be an important financial indicator of the Company's operational strength and performance, and uses this indicator when making decisions regarding investments in the various components of its business and acquisition valuations. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles ("GAAP"), and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures reported by other companies.

Nine Months 2007 Financial Results

Net sales for the first nine months of 2007 was $31,323,487, as compared to net sales of $26,001,922 for the same period in 2006. SG&A expenses for the first nine months of 2007 were $6,074,424 as compared to $3,456,344 for the same period in 2006. Net income before provision for income taxes was $225,327for the first nine months of 2007, compared to a net income before provision for income taxes of $406,331 for the 2006 period. The Company's net income for the first nine months of 2007 was $35,663, or $0.00 per share, as compared to net income of $243,777, or $0.01 per share, in the same period of 2006.

At September 30, 2007, Air Industries Group had bank and other funded debt of $16,247,882, and availability of approximately $2,927,822 under the Company's loan facilities with PNC Bank. All cash balances are applied on a daily basis to amounts outstanding under the revolving portion of the Company's loan facilities rather than being accounted for on the balance sheet as cash.

The basic and diluted average weighted shares outstanding used in the Company's earnings per share calculations was 67,838,959 and 70,734,615, respectively, for the third quarter of 2007 and 64,149,247 for the first nine months of 2007. The basic and diluted average weighted shares outstanding used in the Company's earnings per share calculations was 41,545,824 for the third quarter of 2006 and 23,762,472 for the first nine months of 2006.

Management's Comments

Air Industries Group President and Chief Executive Officer Peter Rettaliata commented, "The value proposition for our Company continues to strengthen. Our third financial performance is one indicator. In addition, the foundation is now in place to reach our goal of solidifying our position as an increasingly progressive and vital player within the aerospace and defense supply chain. "At Sikorsky Aircraft Corporation, we have made significant progress as an important partner. Year to date we have received long term general purchase agreements relating to Sikorsky's BLACK HAWK helicopter program that combine for a total value of over $75 million. The synergies derived from adding strategic core competencies to our business are clearly visible at Sikorsky. Our Welding Metallurgy subsidiary recently received a much coveted quality approval from Sikorsky.

"Our internally generated growth efforts are grounded in the notion that diversification may be achieved through commercial and military platforms as well as from customers domestically and internationally. The Company's Air Industry Machining Corp. (AIM) subsidiary shipped new mounting systems as part of a test program relating to the new "gear turbine fan engines" designed for green technologies and better fuel efficiency. Similar mounts could ultimately be used on over 3,000 planes, representing a market value for this program potentially in excess of $600 million, for which AIM is well positioned to receive a large share. This is just one of the new programs that we are contemplating for high volume production manufacturing requirements.

"Reflecting our long term vision, the work on the engine mount program, which required substantial investment, reinforces the need to develop a more comprehensive engineering design capability. I am pleased to note that we have been investing in developing a more robust internal design team. This capability will enable us to work on more products for our prime contractor customers and garner a greater percentage of market share. We also view our design capability as a means to enhance our long term profitability, as contracts which are awarded based on our own design provide us with access to production contracts and orders for aftermarket parts.

"On the strategic consolidation front, we completed our third acquisition, Welding Metallurgy. This added a key welding and fabrication component to our vertically integrated corporate build-out. You may recall that in the second quarter, we added Sigma Metals to provide a materials distribution component. Sigma provides many strategic benefits.

"We are building the infrastructure to move up the aerospace supply chain. Our goal of transitioning from basic contract manufacturing to becoming a provider of comprehensive integration services to the industry titans is becoming a reality. To help lead Air Industries Group in this direction, we have added Kevin Dembinsky to our senior management team. Kevin was formerly the Director of Business Development for the Northrop Grumman Aerostructures Division. He will now be focusing his efforts to expand our commercial aircraft marketing capabilities, spearheading international sales and further developing our proprietary design programs. At the Board of Directors level, we added industry veteran David J. Buonanno as the seventh member, which is intended to bolster our leadership in terms of supply chain management and tactical and strategic issues. Dave had been the Vice President of Supply Chain Management at Sikorsky Aircraft.

"In conclusion, we believe that Air Industries Group is now capitalizing on the investments we made in order to build the foundation of our Company. While those costs contributed to an unprofitable first half of 2007, they also helped generate the momentum on which we can build going forward. The Company's prospects as it relates to building long term value for our shareholders are compelling. We have a record backlog and an outlook for accelerating revenue, profitability and cash flow in the fourth quarter and beyond. Moreover, we are on course to accomplish our long term goal of becoming a formidable middle market aerospace/defense player. Our target markets remain ripe with opportunity, benefiting from worldwide volume increases for both commercial and military aircraft. Air Industries Group's position strengthens every day and we are very excited by our outlook for growth."

Backlog and Guidance for 2007

The Company provides firm backlog as an indicator of future activity. As of November 15, 2007, Air Industries Group had a firm 18-month backlog that was in excess of $50.0 million. This backlog level, which is solely derived from business relating to Air Industry Group's wholly-owned operating subsidiary, Air Industries Machining Corp., is the largest in the Company's history. The backlog at November 15 reflects a 4.2% increase as compared to the prior firm backlog of $48.0 million as of June 30, 2007.

The Company previously announced financial results guidance that includes a consolidation of AIM, Sigma Metals and Welding Metallurgy. Management today reiterated its guidance for consolidated run rates by the end of 2007 for revenue within the range of $57 million to $60 million, EBITDA within the range of $4.5 million to $6.0 million, and net income within the range of $2.0 million to $2.5 million. The Company has already achieved its EBITDA goal with a third quarter 2007 run rate of $4.8 million.

Earnings Results Conference Call

Management of Air Industries Group will conduct a conference call today, November 16, 2007, at 9:00 a.m. Eastern Time to review the Company's financial results for the second quarter ended June 30, 2007.

To access the teleconference, please dial (866) 831-6291 (domestic) or (617) 213-8860 (international), and enter the passcode "69061385" when prompted. Please access the call approximately 10 minutes prior to the start time.

For those unable to listen to the live broadcast, a replay will be available by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international), with playback access code "11874837", starting approximately two hours after the conclusion of the call.

ABOUT AIR INDUSTRIES GROUP, INC.

Air Industries Group, Inc. (OTCBB: AIRI) is an integrated manufacturer of precision components and provider of supply chain services for the aerospace and defense industry. The Company has over 35 years of experience in the industry and has developed leading positions in several important markets that have significant barriers to entry. With embedded relationships with many leading aerospace and defense prime contractors, the Company designs and manufactures structural parts and assemblies that focus on flight safety, including landing gear, arresting gear, engine mounts and flight controls. Air Industries Group also provides sheet metal fabrication, tube bending, and welding services, as well as distributing specialty metals that are a critical component in the aerospace supply chain. Information on the Company and its products may be found online at www.airindustriesgroup.com.

                                      # # #

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, firm backlog, projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the timing of projects due to the variability in size, scope and duration of projects, estimates, projections and forecasts made by management with respect to the Company's critical accounting policies, firm backlog, projected backlog, regulatory delays, government funding and budgets, matters pertaining to potential and pending acquisitions subject to and after closings, and other factors, including results of financial audits and general economic conditions, not within the Company's control. Certain of the Company's forward looking statements, with the projected backlog in particular, are formulated based on management's extensive industry experience and understanding and assessment of industry trends, customer requirements, and related government spending. Projected backlog may be subject to variability and may increase or decrease at any time based on a variety of factors, including but not limited to modifications of previously released orders, acceleration of orders under general purchase agreements, etc. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                               (Tables to follow)

Contact:

Jordan M. Darrow
Darrow Associates, Inc.
631-367-1866
jdarrow@darrowir.com

                           AIR INDUSTRIES GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                   (Unaudited)
                                                                   September 30,     December 31,
                                                                        2007             2006
                                                                   -------------     ------------
ASSETS

Current assets:
     Cash and cash equivalents                                     $    760,912     $         --
     Accounts receivable - trade, net of allowance for
        doubtful accounts of $304,451 for 2007 and $176,458
        for 2006.                                                     6,760,328        3,508,967
     Inventory, net                                                  21,457,096       15,257,641
     Prepaid Expenses and Other Current Assets                          139,308          232,749
     Deposits                                                           338,694          180,456

          Total current assets                                       29,456,338       19,179,803

Property, plant and equipment, net                                    4,385,643        3,565,316
Deferred Financing Cost                                                 587,203          369,048
Other Assets                                                            406,581           63,522
Goodwill                                                             11,553,546        1,265,893
Income Taxes Receivable                                                 127,613               --
Deposits                                                                471,119          448,530
                                                                   ------------     ------------

          Total assets                                             $ 46,988,043     $ 24,892,182
                                                                   ============     ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
     Accounts payable and Accrued Expenses                         $  5,579,317     $  7,648,426
     Notes Payable - Revolver                                        10,942,980        5,027,463
     Notes Payable - Current Portion                                  4,627,776          127,776
     Notes Payable - Sellers - Current Portion                        1,066,671          192,400
     Capital Lease Obligations - Current Portion                        283,551          407,228
     Due to Sellers                                                          --           53,694
     Dividends Payable                                                  120,003          120,003
     Deferred Gain on Sale - Current Portion                             38,033           38,033
     Income Taxes Payable                                                    --          653,426
                                                                   ------------     ------------
          Total current liabilities                                  22,658,331       14,268,449

Long term liabilities:
     Notes Payable - Net of Current Portion                             677,126          645,458
     Notes Payable - Sellers - Net of Current Portion                 2,825,221        1,290,562
     Capital Lease Obligations - Net of Current Portion               1,265,094          552,589
     Deferred Tax Liability                                             862,208          512,937
     Deferred Gain on Sale - Net of Current Portion                     684,591          713,118
     Deferred Rent                                                      182,045           39,371
          Total liabilities                                          29,154,616       18,022,484

Commitments and contingencies
Stockholders' Equity:
     Preferred Stock - Authorized 8,003,716
        Series A Convertible Preferred -  $0.001 Par Value,
        1,000 shares Authorized 0 shares issued and
        outstanding as of September 30, 2007 and December 31,
        2006, respectively                                                   --               --

        Series B Convertible Preferred - $0.001 Par
        Value 2,000,000 Shares Authorized 802,300 and 0
        Shares issued and outstanding as of September 30,
        20074 and December 31, 2006 respectively                            802               --

        Common stock, $.001 par value, 120,055,746 shares
        authorized  69,122,227 and 57,269,301 shares issued
        and outstanding as of September 30, 2007 and
        December 31, 2006, respectively                                  69,122           57,269

     Additional paid-in capital                                      18,814,113        7,898,702
     Accumulated deficit                                             (1,050,610)      (1,086,273)

          Total stockholders' equity                                 17,833,427        6,869,698

          Total liabilities and stockholders' deficit              $ 46,988,043     $ 24,892,182

                                            AIR INDUSTRIES GROUP, INC.
                                       CONSOLIDATED STATEMENTS OF OPERATION
                                                    (Unaudited)

                                                           Three Months Ended                Nine Months Ended
                                                              September 30,                    September 30,
                                                     -----------------------------     -----------------------------
                                                         2007             2006             2007              2006
                                                     ------------     ------------     ------------     ------------
Sales                                                $ 12,845,821     $  7,883,485     $ 31,323,487     $ 26,001,922
Cost of sales                                           9,254,338        6,362,076       24,110,520       21,214,968
                                                     ------------     ------------     ------------     ------------

        Gross profit                                    3,591,483        1,521,409        7,212,967        4,786,954
Operating Expenses:
        Selling and marketing                             384,453          175,515        1,005,331          473,760
        General and administrative                      2,232,681        1,108,651        5,069,093        2,982,584
                                                     ------------     ------------     ------------     ------------

               Operating expenses                       2,617,134        1,284,166        6,074,424        3,456,344
                                                     ------------     ------------     ------------     ------------

        Income from operations                            974,349          237,243        1,138,543        1,330,610

Other income (expense):
        Interest and Financing costs expense             (478,920)        (290,853)        (890,743)        (978,029)
        Gain on sale of life insurance policy                  --               --               --           53,047
        Gain on sale of real estate                         9,509               --           28,527
        Other income                                       15,125               --           25,012              803
        Other expenses                                    (50,708)              --          (76,012)              --

               Other income (expense), net               (504,994)        (290,853)        (913,216)        (924,179)

        Net income (loss) before income taxes             225,327         469,355          (53,610)         406,431

        (Provision) benefit for income                     21,455          (46,761)        (189,664)        (162,654)

        Net income (loss)                                 422,594          (32,155)          35,663          243,777

Preferred stock dividend requirements                    (136,578)        (100,000)        (247,542)        (460,000)

        Net income (loss) applicable to
           common stockholders                       $    286,016     $   (132,155)    $   (211,879)    $   (216,233)

Basic net income (loss) per share                    $       0.00     $      (0.00)    $      (0.00)    $      (0.00)

Diluted net income (loss) per share                  $       0.00     $      (0.00)    $      (0.00)    $      (0.00)

Weighted average shares of common stock
   outstanding - basic                                 67,838,959       41,545,824       64,149,247       23,762,472

Weighted average shares of common stock
   outstanding - diluted                               70,734,615       41,545,824       64,149,247       23,762,472